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                                                                      EXHIBIT 12
                           THE ALLSTATE CORPORATION
                COMPUTATION OF EARNINGS TO FIXED CHARGES RATIO



($ in millions)                                       For the six months ended
                                                              June 30,                     For the Year ended December 31,
                                                      ------------------------  --------------------------------------------------
                                                          1996       1995        1995       1994       1993       1992       1991
                                                         ------     ------      ------     ------     ------     -------    ------
1.   Income (loss) from continuing operations
     before income taxes, cumulative effect of
     accounting changes, and equity in net income
     of unconsolidated subsidiary                        $1,563     $1,333      $2,421     $  120     $1,282     ($1,528)   $  412

2.   Equity in income of 100% owned subsidiary                -         49          49        107         94         103       127

3.   Dividends from less than 50% owned subsidiary            1          1           2          -          -           -         -
                                                         ------     ------      ------     ------     ------     -------    ------
4.   Income (loss) from continuing operations
     before income taxes and cumulative effect
     of accounting changes                               $1,564     $1,383      $2,472     $  227     $1,376     ($1,425)   $  539
                                                         ------     ------      ------     ------     ------     -------    ------
     Fixed Charges:

5.   Interest on indebtedness                            $   45     $   36      $   72     $   60     $   81

6.   Interest factor of annual rental expense                44         45          90         95         96          92        90
                                                         ------     ------      ------     ------     ------     -------    ------
7.   Total fixed charges (5+6)                           $   89     $   81      $  162     $  155     $  177     $    92    $   90
                                                         ------     ------      ------     ------     ------     -------    ------
8.   Income (loss) from continuing operations
     before income taxes, cumulative effect of
     accounting changes and fixed charges (4+7)          $1,653     $1,464      $2,634     $  382     $1,553     ($1,333)   $  629
                                                         ======     ======      ======     ======     ======     =======    ======
9.   Ratio of earnings to fixed charges (A)                18.6X      18.1X       16.3X       2.5X       8.8X    (B)           7.0X
                                                         ======     ======      ======     ======     ======                ======
10.  Interest credited to contractholder funds           $  589     $  582      $1,191     $1,079     $1,104     $ 1,164    $1,026

11.  Total fixed charges including interest
     credited to contractholder funds (7+10)             $  678     $  663      $1,353     $1,234     $1,281     $ 1,256    $1,116
                                                         ------     ------      ------     ------     ------     -------    ------
12.  Income (loss) from continuing operations
     before income taxes, cumulative effect of
     accounting changes and fixed charges
     including interest credited to investment
     contracts (4+11)                                    $2,242     $2,046      $3,825     $1,461     $2,657       ($169)   $1,655
                                                         ======     ======      ======     ======     ======     =======    ======
13.  Ratio of earnings to fixed charges,
     including interest credited to investment
     contracts                                              3.3X       3.1X        2.8X       1.2X       2.1X      (C)         1.5X
                                                         ======     ======      ======     ======     ======                ======

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(A)  The Company has authority to issue up to 25,000,000 shares of preferred stock, par value $1.00 per share; however, there are currently no shares outstanding and the Company does not have a preferred stock dividend obligation. Therefore, the Ratio of Earnings to Fixed Charges and Preferred Stock Dividends is equal to the Ratio of Earnings to Fixed
     Charges and is not disclosed separately.

(B) For purposes of this computation, earnings consist of income (loss) from continuing operations before income taxes plus fixed charges. Fixed charges consist of interest expense, amortization of financing costs and that portion of rental expense that is representative of the interest factor. Earnings for the year ended December 31, 1992 were not sufficient to cover fixed charges by $1,425 million. The loss in 1992 resulted primarily from the impact of Hurricane Andrew which caused pre-tax losses after reinsurance of $2.5 billion. Excluding losses from Hurricane Andrew, the 1992 ratio was 12.7x.

(C) For purposes of this computation, earnings consist of income (loss) from continuing operations before income taxes plus fixed charges. Fixed charges consist of interest expense (including interest credited to investment contracts), amortization of financing costs and that portion of rental expense that is representative of the interest factor. Earnings for the year ended December 31, 1992 were not sufficient to cover fixed charges by $1,425 million. The loss in 1992 resulted primarily from the impact of Hurricane Andrew which caused pre-tax losses after reinsurance of $2.5 billion. Excluding losses from Hurricane Andrew, the 1992 ratio was 1.9x.